Tidal Trust II 485BPOS

Exhibit 99(a)(xii)(4)

QH-420053

Certificate Of Incorporation

I, TASHEKA EBANKS Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by

Nicholas Crypto Income Cayman Subsidiary

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 24th day of March Two Thousand Twenty-Five

Given under my hand and Seal at George Town in the Island of Grand Cayman this 24th day of March Two Thousand Twenty-Five

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 539150110481
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26 March 2025